EXHIBIT 5

Warner Norcross & Judd LLP
Attorneys at Law
900 Old Kent Building
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

Telephone (616) 752-2000
Fax (616) 752-2500

October 18, 1999

Board of Directors
Old Kent Financial Corporation
111 Lyon Street, N.W.
Grand Rapids, MI 49503

Re:	Form S-3 Registration Statement

Gentlemen:

                We have acted as counsel to Old Kent Financial Corporation (the "Corporation") in connection with the Registration Statement under the Securities Act of 1933, on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission for the purpose of registering 500,000 shares of Common Stock of the Corporation for the sale to its shareholders pursuant to the Old Kent Financial Corporation "OK Invest Direct" program. We are familiar with the corporate actions taken by the Board of Directors of the Corporation authorizing the registration and offering of such shares, and we have examined such documents for the purpose of furnishing this opinion.

                It is our opinion that the 500,000 shares of Common Stock being offered by the Corporation as described in the Registration Statement, upon delivery thereof and payment therefor in accordance with the terms stated in the Registration Statement will be legally issued, fully paid and nonassessable.

                We hereby consent to reference to us in the Registration Statement and to the filing of this opinion and consent as an exhibit to the Registration Statement.

Sincerely, /s/ Gordon R. Lewis Gordon R. Lewis